Exhibit 99.1

NasdaqGM: CECE	NEWS RELEASE

CECO ENVIRONMENTAL NAMES JEFF LANG CHIEF EXECUTIVE OFFICER

Over 30 years of executive operating management experience at both Ingersoll Rand and McJunkin Red Man (a Goldman Sachs portfolio company)

CINCINNATI, OHIO, February 16, 2010 - CECO Environmental Corp. (NasdaqGM: CECE), a leading provider of industrial ventilation and pollution control systems, today announced that its Board of Directors has appointed Jeff Lang to serve as the Company’s Chief Executive Officer, effective immediately. Mr. Lang succeeds Phillip DeZwirek who will continue to serve as Chairman of the Board.

Mr. Lang brings more than 30 years of executive operating management to CECO. Prior to joining the Company, Mr. Lang served as Executive Vice President, Operating Officer of McJunkin Red Man Corporation, a Goldman Sachs portfolio company and the market leader in pipes, valves and fittings, with annual sales of approximately $4.5 billion and over 3,000 employees. He also served as Senior Vice President, Operating Officer of Red Man Pipe and Supply Company which merged with McJunkin Corp in 2007 and had revenues in excess of $1.8 billion. At both companies, Mr. Lang had full P&L responsibility, including sales, operations, distribution, manufacturing, and strategic planning, reporting directly to the CEO.

For the 25 years prior to joining McJunkin Red Man Corp., Mr. Lang began his career at Ingersoll Rand Air Solution’s group and expanded to greater leadership and general management positions, including the Director of Ingersoll Rand’s Air Solution’s North American sales, service and distribution operations division. From 1999 through 2005, Mr. Lang contributed to Ingersoll Rand Air Solutions Group significant profitable growth and sustainable market leadership. Mr. Lang was a key member of Ingersoll Rand’s Global Industrial Technologies sector business. Phillip DeZwirek, Chairman of CECO Environmental Corp., said, “I am very pleased that Jeff has joined our Company as Chief Executive Officer. His vast operational, leadership and global experience in the industrial and energy sectors is ideally suited as CECO continues to capitalize on its industry position and expands its presence throughout the globe.”

Mr. Lang said, “I am very excited to be joining CECO. The Company has an impressive portfolio of businesses and assets that is poised for above average growth both organically and through global expansion, especially with the increased demand for environmental regulation around the world. I look forward to working with the management team and board as we continue to grow CECO’s leadership position and build value for all our stakeholders.”

ABOUT CECO ENVIRONMENTAL

CECO Environmental Corp. is North America’s largest independent air pollution control company. Through its subsidiaries CECO provides a wide spectrum of air quality services and products including: industrial air filters, environmental maintenance, monitoring and management services, and air quality improvements systems. CECO is a full-service provider to the steel, military, aluminum, automotive, ethanol, aerospace, electric power, semiconductor, chemical, cement, metalworking, glass, foundry and virtually all industrial process industries.

For more information on CECO Environmental please visit the company’s website at http://www.cecoenviro.com.

Exhibit 99.1

Contact:

Corporate Information

Phillip DeZwirek, CECO Environmental Corp.

Email: investors@cecoenviro.com

1-800-606-CECO (2326)

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All forward-looking statements are subject to certain risks, uncertainties and assumptions. These risks and uncertainties, which are more fully described in CECO’s Annual and Quarterly Reports filed with the Securities and Exchange Commission, include general economic conditions and changes in market conditions in the industries in which the Company operates. Should one or more of these risks or uncertainties materialize, or should the assumptions prove incorrect, actual results may vary in material aspects from those currently anticipated.